   As filed with the Securities and Exchange Commission on August 11, 1997.
                                                   REGISTRATION NO. 333-________
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               ---------------
                                  FORM S-8
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                               ---------------
                   UNITED COMPANIES FINANCIAL CORPORATION
             (Exact name of issuer as specified in its charter)

         LOUISIANA                                      71-0430414
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                4041 ESSEN LANE, BATON ROUGE, LOUISIANA 70809
             (Address of Principal Executive Offices) (Zip Code)

                    UNITED COMPANIES FINANCIAL CORPORATION
                  1996 LONG-TERM INCENTIVE COMPENSATION PLAN
                                     AND
                    UNITED COMPANIES FINANCIAL CORPORATION
                    1996 NON-EMPLOYEE DIRECTOR STOCK PLAN
                           (Full Title of the Plan)

                                DALE E. REDMAN
                           CHIEF FINANCIAL OFFICER
                               4041 ESSEN LANE
                            BATON ROUGE, LA. 70809
                   (Name and address of agent for service)

                                (504) 987-0000
        (Telephone number, including area code, of agent for service)

                               ---------------
                                   Copy to:
                           J. MICHAEL ROBINSON, JR.
                       KANTROW, SPAHT, WEAVER & BLITZER
                       (A PROFESSIONAL LAW CORPORATION)
                                P.O. BOX 2997
                         BATON ROUGE, LA. 70821-2997
                                (504) 383-4703

                        CALCULATION OF REGISTRATION FEE

                                                    Proposed maximum       Proposed maximum
    Title of Securities         Amount to be         offering price            aggregate              Amount of
     to be registered          Registered (1)         per share (2)       offering price (2)       registration fee
===================================================================================================================
  Common Stock, $2.00 par         1,900,000              $28.01              $53,219,000              $16,126.97
    value per share (3)
===================================================================================================================

(1) There are also being registered hereunder such additional indeterminate number of shares as may be issuable under the registrant's 1996 Long-Term Incentive Compensation Plan and 1996 Non-Employee Director Stock Plan by reason of stock dividends or through recapitalization resulting in stock split-ups, combinations or exchange of shares.
(2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed as follows: (a) with respect to the 366,500 shares for which options have been granted as of the date hereof, computed on the basis of $26.76 per share, the average exercise price of such shares and (b) with respect to the remaining 1,533,500 shares computed on the basis of $28.31 per share, the closing price of the Common Stock reported on the New York Stock Exchange, Inc. on August 8, 1997.
(3) Includes Preferred Stock Purchase Rights ("Rights"). The Rights are associated with and trade with the Common Stock. The value, if any, attributable to the Rights is reflected in the market price of the Common
Stock.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of the General Instructions to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act") will be sent or given to participants in (i) United Companies Financial Corporation 1996 Long-Term Incentive Compensation Plan and (ii) United Companies Financial Corporation 1996 Non-Employee Director Stock Plan as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (Commission File No. 1-7067) are hereby incorporated by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (c) the Company's Proxy Statement dated April 14, 1997 in connection with the Company's Annual Meeting of Shareholders held on May 14, 1997; (d) the Company's Current Report on Form 8-K filed on June 2, 1997; (e) the Company's Current Report on Form 8-K filed on June 11, 1997; (f) the Company's Current Report on Form 8-K filed on June 24, 1997; (f) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A; and (g) the description of the Company's Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         (a)     Legal Opinions

         The legality of the shares of Common Stock to be offered pursuant to this registration statement will be passed upon for the Company by the law firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), Baton Rouge, Louisiana. As of July 31, 1997, individual stockholders of the firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) owned, directly or indirectly, approximately 50,000 shares of the Company's Common Stock.

         (b)     Experts

         The consolidated financial statements and the related financial statement schedules incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim financial information for the period ended March 31, 1997, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 83 of the Louisiana Business Corporation Law (the "LBCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against such expenses that such officer or director actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if approved by the board of directors.

         Pursuant to Section 83 of the LBCL, the Company has adopted provisions in its Articles of Incorporation which require the Company to indemnify its directors and officers to the fullest extent permitted by the LBCL.

         The Articles of Incorporation, as amended, provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for breach of the directors' or officers' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the LBCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. Section 92(D) of the LBCL specifies certain corporate transactions, such as certain dividend declarations and dispositions of assets, as unlawful. The effect of this provision of the Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer. This provision does not limit or eliminate the rights of the Company or any stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's or officer's fiduciary duty.

         The Company has entered into indemnification agreements with its directors and certain of its officers which provide that the Company will, if certain conditions are met and the director or officer acted in accordance with the applicable standard and subject to certain procedures and exceptions, indemnify such persons for claims, judgments and related expenses resulting from their service on behalf of the Company and its affiliated entities in any pending, threatened or completed action, suit or proceeding, whether civil, administrative or criminal, except where (i) the Company is prohibited by law from providing such indemnification; (ii) payment of the indemnification amounts has been made under an insurance policy; and (iii) the director or officer gained a personal profit to which he or she was not legally entitled including profits arising from the violation of certain securities laws. A form of the indemnification agreements referenced above has been filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

ITEM 8. EXHIBITS

         Exhibit No.         Description of Document
         -----------         -----------------------
         4.1(1)      -       Restatement of the Articles of Incorporation
         4.2(2)      -       By-Laws, as amended
         4.3(3)      -       Series A Junior Participating Preferred Stock Purchase Rights
         4.4(4)      -       1996 Long-Term Incentive Compensation Plan
         4.5(4)      -       1996 Non-Employee Director Stock Plan
         4.6(5)      -       Specimen Common Stock Certificate
         5.1(4)      -       Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)
         15.1(4)     -       Letter of Deloitte & Touche LLP regarding unaudited interim financial information
         23.1(4)     -       Consent of Deloitte & Touche LLP
         23.2(4)     -       Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (included in Exhibit 5.1)
         24.1(4)     -       Power of Attorney (contained in page II-6 of this Registration Statement)

(1) Incorporated herein by reference to the designated Exhibit of the Company's Current Report on Form 8-K filed on November 27, 1996.
(2) Incorporated herein by reference to the designated Exhibit of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
(3) Incorporated herein by reference to the Company's Form 8-A filed with the Commission on August 5, 1994.
(4)      Filed herewith.
(5) Incorporated herein by reference to the designated Exhibit of the Company's Registration Statement on Form S-3 (Registration No. 333-21985) filed on February 19, 1997.

ITEM 9. UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any Prospectus required by Section 10(a)(3) of the Act;

                          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                          Provided however, that paragraphs (a)(1)(i) and
                          (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)      To remove from registration by way of a
                          post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Act may be permitted of directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person for the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on August 5, 1997.

                                     UNITED COMPANIES FINANCIAL CORPORATION

                                     By: /s/ Sherry E. Anderson
                                        ----------------------------------------
                                             Sherry E. Anderson
                                             Senior Vice President and Secretary


                               POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes J. Terrell Brown and Dale E. Redman and each of them acting individually, with full power of substitution, to file one or more amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Commission, which amendments, may make such changes as J. Terrell Brown or Dale
E. Redman deems appropriate; and each person whose signature appears below, individually and in each capacity stated below, hereby appoints J. Terrell Brown and Dale E. Redman, and either of them acting individually, with full power of substitution, as Attorney-in-Fact to execute in his name and on his behalf any such amendments to this Registration Statement.

         Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                                       Title                                 Date
   ---------                                       -----                                 ----
    /s/ J. Terrell Brown                           Chairman, Chief Executive             August 5, 1997
   ----------------------------------------        Officer and Director
   J. Terrell Brown                                (Principal Executive Officer)



    /s/ Dale E. Redman                             Executive Vice President,             August 5, 1997
   ----------------------------------------        Chief Financial Officer,
   Dale E. Redman                                  Assistant Secretary and Director
                                                   (Principal Financial Officer)



    /s/ John D. Dienes                             President, Chief Operating            August 5, 1997
   ----------------------------------------        Officer and Director
   John D. Dienes


    /s/ Jesse O. Griffin                           Senior Vice President and             August 5, 1997
   ----------------------------------------        Controller (Principal Accounting
   Jesse O. Griffin                                Officer)


    /s/ James J. Bailey, III                       Director                              August 5, 1997
   ----------------------------------------
   James J. Bailey, III


    /s/ John W. Barton, Sr.                        Director                              August 5, 1997
   ----------------------------------------
   John W. Barton, Sr.


                                                   Director                              ________, 1997
   ----------------------------------------
   Robert H. Barrow


    /s/ Jon R. Burke                               Director                              August 5, 1997
   ----------------------------------------
   Jon R. Burke


    /s/ Richard A. Campbell                        Director                              August 5, 1997
   ----------------------------------------
   Richard A. Campbell


    /s/ Harris J. Chustz, Jr.                      Director                              August 5, 1997
   ----------------------------------------
   Harris J. Chustz, Jr.


    /s/ Roy G. Kadair, M.D.                        Director                              August 5, 1997
   ----------------------------------------
   Roy G. Kadair, M.D.


    /s/ O. Miles Pollard                           Director                              August 5, 1997
   ----------------------------------------
   O. Miles Pollard


    /s/ William H. Wright, Jr.                     Director                              August 5, 1997
   ----------------------------------------
   William H. Wright, Jr.

                                 EXHIBIT INDEX


          Exhibit No.        Description of Document
          -----------        -----------------------
          4.1(1)             Restatement of the Articles of Incorporation

          4.2(2)             By-Laws, as amended

          4.3(3)             Series A Junior Participating Preferred Stock Purchase Rights

          4.4(4)             1996 Long-Term Incentive Compensation Plan

          4.5(4)             1996 Non-Employee Director Stock Plan

          4.6(5)             Specimen Common Stock Certificate

          5.1(4)             Opinion of Kantrow, Spaht, Weaver & Blitzer
                             (A Professional Law Corporation)

          15.1(4)            Letter of Deloitte & Touche regarding unaudited interim
                             financial information

          23.1(4)            Consent of Deloitte & Touche LLP

          23.2(4)            Consent of Kantrow, Spaht, Weaver & Blitzer
                             (A Professional Law Corporation) (included in
                             Exhibit 5.1)

          24.1(4) Power of Attorney (contained in page II-6 of this Registration Statement)


(1) Incorporated herein by reference to the designated Exhibit of the Company's Form 8-K filed on November 27, 1996.

(2) Incorporated herein by reference to the designated Exhibit of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

(3) Incorporated herein by reference to the Company's Form 8-A filed with the Commission on August 5, 1994.

(4)       Filed herewith.

(5) Incorporated herein by reference to the designated Exhibit of the Company's Registration Statement on Form S-3 (Registration No. 333-21985) filed on February 19, 1997.